Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund, Units, Net Amount Invested>>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Services Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com.

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED
10407 Centurion Parkway North (Formerly known as the IBM Jacksonville Building)	63%	38%

4400 Cox Road (Formerly known as the Reciprocal Group Building)	84%	43%

Stockbridge Village I	SOLD	43%

Village Overlook	SOLD	38%

WEIGHTED AVERAGE	71%

FUND FEATURES

OFFERING DATES	March 1991 – February 1992

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	97% to 3%

AMOUNT RAISED	$13,614,652

Portfolio Overview

Wells Fund IV has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have sold two assets, with only two assets remaining in the Fund. Our focus on the remaining assets involves re-leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

We accomplished a number of goals in 2004. We completed the sale of Stockbridge Village I as we continue to progress through the disposition phase. We increased occupancy at both 10407 Centurion Parkway North and 4400 Cox Road, both of which had significant vacancies at the beginning of the year. Lastly, we made our first distribution of net sale proceeds to limited partners totaling approximately $4,627,000 in November 2004 from the sales of Village Overlook and Stockbridge Village I.

With only two properties remaining in the Fund, the General Partners are currently reserving operating cash and the remaining net sale proceeds to fund the re-leasing costs anticipated for the remaining vacancy at 4400 Cox Road and 10407 Centurion Parkway North. We anticipate that operating distributions will continue to be reserved in the near term, as re-leasing occurs at both properties, particularly since operating cash flow has decreased with the sale of the Stockbridge Village I property. Once the outcome of the property re-leasing efforts is known, the General Partners will evaluate if further distributions of net sale proceeds are appropriate.

While operating distributions to Class A unit holders have been reserved, we would like to highlight that through December 31, 2004, current Class A unit holders have received cumulative net operating cash flows since inception of approximately 67% of the amount originally invested. Limited partners who have held Class B units since inception have cumulatively received $9.80 per unit in allocated tax losses through December 31, 2003 (data for 2004 are not yet available). No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Property Summary

•	The leasing efforts at 10407 Centurion Parkway North continue. Three leases executed in 2004 have increased the building occupancy to approximately 63%, and we continue to pursue leasing opportunities for the remaining vacant space.

•	The 4400 Cox Road property is now 84% leased. Apex Systems, Inc. leased approximately 21,288 square feet, and this lease will extend from November 2004 through August 2015. New York Life Insurance leased approximately 14,740 square feet, and this lease will extend from October 2004 through December 2014. We are aggressively marketing the remaining vacant space in this property.

Continued on reverse

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and approximately $5,145,000 in net sale proceeds has been allocated to Fund IV. Approximately $982,000 of these proceeds was used to fund re-leasing capital at 10407 Centurion Parkway North and 4400 Cox Road. Approximately $3,066,000 of the net sale proceeds was distributed in November 2004. The remaining proceeds of approximately $1,097,000 will be reserved to fund the re-leasing costs as needed.

•	Village Overlook was sold in 2003, and approximately $1,882,000 of the net sale proceeds was allocated to the Fund. We have used approximately $321,000 to fund the Partnership’s pro-rata share of leasing costs and capital expenditures at 10407 Centurion Parkway North. The remaining net sale proceeds of approximately $1,561,000 were distributed in November 2004.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	5.50%	Reserved	Reserved	Reserved	1.38%
2002	7.50%	7.00%	7.00%	6.00%	6.88%
2001	7.00%	7.25%	8.00%	8.00%	7.56%
2000	6.23%	Reserved	Reserved	Reserved	1.56%
1999	7.85%	8.00%	8.00%	8.01%	7.97%
1998	6.72%	7.51%	7.60%	7.49%	7.33%
1997	6.70%	7.37%	7.40%	7.36%	7.21%
1996	6.67%	6.37%	7.17%	6.98%	6.80%
1995	6.88%	7.12%	7.58%	6.74%	7.08%
1994	5.41%	6.29%	7.24%	6.32%	6.32%
1993	3.25%	3.11%	4.01%	4.88%	3.81%
1992	2.61%	2.00%	2.48%	3.65%	2.69%
1991	0.00%	0.00%	0.00%	0.00%	0.00%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
–*	-2.35%**	0.00%	0.00%	0.00%	0.00%

*	Not yet available

**	Negative percentage due to gain allocation

For further information, please refer to Fund IV’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds